UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        November 2000

   5.   If Amendment, Date of Original (Month/Year):



   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                       5. Amount of    6. Owner-
       1. Title   2. Tran-                                              Securities     ship Form:
          of      saction    3. Trans-                                 Beneficially    Direct (D)
        Secur-      Date      action                                   Owned at End        or
         ity      (Month/      Code       4. Securities Acquired (A)     of Month       Indirect     7. Nature of Indirect
       (Instr.      Day/     (Instr.      or Disposed of (D)(Instr.      (Instr. 3        (I)        Beneficial Ownership
          3)       Year)        8)               3, 4 and 5)              and 4)       (Instr. 4)         (Instr. 4)
       -------    --------   ---------    --------------------------    -----------    ----------    --------------------

                             Code   V      Amount    (A)or(D)  Price
                             ----   -      ------    --------  -----
      Class A                                                              2,284,303       I       By Richard Anthony
      Common                                                                                       Lumpkin 1990 Personal
      Stock                                                                                        Income Trust for the
                                                                                                   Benefit of Elizabeth L.
                                                                                                   Celio dated April 20,
                                                                                                   1990


                                                                           2,284,303       I       By Richard Anthony
                                                                                                   Lumpkin 1990 Personal
                                                                                                   Income Trust for the
                                                                                                   Benefit of Benjamin
                                                                                                   Iverson Lumpkin dated
                                                                                                   April 20, 1990


                                                                           1,852,890       I       By Trust named for
                                                                                                   Elizabeth L. Celio
                                                                                                   created under the Mary
                                                                                                   Green Gallo Trust
                                                                                                   Agreement dated
                                                                                                   December 29, 1989

                                                                           1,852,890       I       By Trust named for
                                                                                                   Benjamin I. Lumpkin
                                                                                                   created under the Mary
                                                                                                   Green Gallo Trust
                                                                                                   Agreement dated
                                                                                                   December 29, 1989





                                                                       5. Amount of    6. Owner-
       1. Title   2. Tran-                                              Securities     ship Form:
          of      saction    3. Trans-                                 Beneficially    Direct (D)
        Secur-      Date      action                                   Owned at End        or
         ity      (Month/      Code       4. Securities Acquired (A)     of Month       Indirect     7. Nature of Indirect
       (Instr.      Day/     (Instr.      or Disposed of (D)(Instr.      (Instr. 3        (I)        Beneficial Ownership
          3)       Year)        8)               3, 4 and 5)              and 4)       (Instr. 4)         (Instr. 4)
       -------    --------   ---------    --------------------------    -----------    ----------    --------------------


                             Code   V      Amount    (A)or(D)  Price
                             ----   -      ------    --------  -----
                                                                             327,828       I       By Richard Adamson
                                                                                                   Lumpkin Grand-
                                                                                                   children's Trust dated
                                                                                                   September 5, 1980 for
                                                                                                   the benefit of
                                                                                                   Elizabeth L. Celio


                                                                             327,828       I       By Richard Adamson
                                                                                                   Lumpkin Grand-
                                                                                                   children's Trust dated
                                                                                                   September 5, 1980 for
                                                                                                   the benefit of Benjamin
                                                                                                   I. Lumpkin


                 11/29/00   G(1)    V    1,852,832   D                             0       I       By Gail G. Lumpkin
                                                                                                   Trust dated December
                                                                                                   14, 1985

                                                                              13,930       I       By Gail G. Lumpkin 1998
                                                                                                   QTIP Trust, dated
                                                                                                   September 15, 1998


                                                                              10,932       I       By Richard Anthony
                                                                                                   Lumpkin Trust under the
                                                                                                   Trust Agreement dated
                                                                                                   February 6, 1970


                 11/29/00   G(1)         1,852,832   A                     1,852,832       I       By Richard Anthony
                                                                                                   Lumpkin Trust under the
                                                                                                   Trust Agreement dated
                                                                                                   May 13, 1978

                                                                              27,300      D(2)







                                           Table II -- Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                             10.
                                                                                                           Owner-
                                                                                                   9.       ship
                                                                                                Number of  Form of
                                          5. Number                                              Deriva-   Deriva-
                 2.                        of Deri-                                               tive      tive      11.
               Conver-                      vative       6. Date                                  Secu-     Secu-    Nature
        1.      sion                        Secur-        Exer-                                  rities     rity:    of In-
     Title of or Exer-    3.                ities        cisable                      8. Price   Benefi-   Direct    direct
      Deriva-   cise    Trans-             Acquired        and                           of      cially    (D) or    Bene-
       tive   Price of  action  4. Trans-   (A) or       Expira-       7. Title and    Deriva-  Owned at     In-     ficial
      Secur-   Deriva-   Date    action    Disposed       tion          Amount of       tive     End of    direct    Owner-
        ity     tive   (Month/    Code      of (D)        Date          Underlying    Security    Month      (I)      ship
      (Instr.   Secu-    Day/    (Instr.  (Instr. 3,   (Month/Day/      Securities     (Instr.   (Instr.   (Instr.  (Instr.
        3)      rity    Year)      8)       4 & 5         Year)      (Instr. 3 and 4)    5)        4)        4)        4)
      -------   -----   -----     -----   ----------   -----------   ----------------  -------   ------   --------   ------
                                Code  V   (A)  (D)  Date            Title   Amount or
                                ----  -   ---  ---  Exer- Expir-    -----   Number of
                                                    cis-  ation             Shares
                                                    able  Date              ---------
                                                    ----- -----
     Employee    $5.875                             (1)  09/25/07   Class A    240,000            240,000     D
     Stock                                                          Common
     Option                                                         Stock
     (right
     to buy)

     Employee     $5.75                             (2)  12/22/07   Class A     30,000             30,000     D
     Stock                                                          Common
     Option                                                         Stock
     (right
     to buy)

     Employee     $4.95                             (3)  12/31/08   Class A    240,000            240,000     D
     Stock                                                          Common
     Option                                                         Stock
     (right
     to buy)

     Employee   $17.521                             (4)  01/07/10   Class A     75,000             75,000     D
     Stock                                                          Common
     Option                                                         Stock
     (right
     to buy)





                                                                                                             10.
                                                                                                           Owner-
                                                                                                   9.       ship
                                                                                                Number of  Form of
                                          5. Number                                              Deriva-   Deriva-
                 2.                        of Deri-                                               tive      tive      11.
               Conver-                      vative       6. Date                                  Secu-     Secu-    Nature
        1.      sion                        Secur-        Exer-                                  rities     rity:    of In-
     Title of or Exer-    3.                ities        cisable                      8. Price   Benefi-   Direct    direct
      Deriva-   cise    Trans-             Acquired        and                           of      cially    (D) or    Bene-
       tive   Price of  action  4. Trans-   (A) or       Expira-       7. Title and    Deriva-  Owned at     In-     ficial
      Secur-   Deriva-   Date    action    Disposed       tion          Amount of       tive     End of    direct    Owner-
        ity     tive   (Month/    Code      of (D)        Date          Underlying    Security    Month      (I)      ship
      (Instr.   Secu-    Day/    (Instr.  (Instr. 3,   (Month/Day/      Securities     (Instr.   (Instr.   (Instr.  (Instr.
        3)      rity    Year)      8)       4 & 5         Year)      (Instr. 3 and 4)    5)        4)        4)        4)
      -------   -----   -----     -----   ----------   -----------   ----------------  -------   ------   --------   ------
                                Code  V   (A)  (D)  Date            Title   Amount or
                                ----  -   ---  ---  Exer- Expir-    -----   Number of
                                                    cis-  ation             Shares
                                                    able  Date              ---------
                                                    ----- -----
     Employee     $4.08                             (5)   09/24/07  Class A     94,500             94,500     D
     Stock                                                          Common
     Option                                                         Stock
     (right
     to buy)

     Employee    $4.042                             (6)   12/22/07  Class A     22,500             15,000     D
     Stock                                                          Common
     Option                                                         Stock
     (right
     to buy)

     Employee    $4.958                             (7)   12/31/08  Class A     22,500             22,500     D
     Stock                                                          Common
     Option                                                         Stock
     (right
     to buy)

     Employee   $20.458                             (8)  04/21/10   Class A     15,000             15,000     D
     Stock                                                          Common
     Option                                                         Stock
     (right
     to buy)





   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Transfer of MCLD common stock to the Richard Anthony Lumpkin Trust dated May 13, 1978. The Reporting Person is a trustee and beneficiary of this trust.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.


        Explanation of footnotes to Table II:

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.


        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (4) The employee stock option dated 1/7/2000 vests in full on January 7, 2003.

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (5) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (6) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (7) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (8) The employee stock option dated 4/21/2000 vests in four equal installments beginning on April 21, 2001.





   SIGNATURE OF REPORTING PERSON:

   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: December 11, 2000
                          JOINT FILER INFORMATION:

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 2000


   Signature: Steven L. Grissom
              Individually and as trustee of the
              Personal Income Trusts


















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